SUPPLEMENTARY AGREEMENT
                            to CONTRACT   YCH-04/888,
                               dated July 26, 2004


Moscow                  1st of August 2005

"COPTENT TRADING LTD", hereinafter referred to as "Sellers", represented by the Director, Dolmatov V.V., acting on the grounds of the Charter, on the one part, and ERLYAN TRADE COMPANY "YUN CHOU", hereinafter referred to as "Buyers", represented by the Deputy Director General, Dzhan Len Bo, acting on the grounds of the Charter, on the other part, have made the present Supplementary Agreement about the following:

1) Point 1.2. of the CONTRACT   YCH-04/888, dated July 26, 2004 shall be amended
to  read  as  follows:

1.2. The Goods, determined by p.1.1. of the present Contract, to be shipped in lots till 31.12.2007.

2) The present Supplementary Agreement in considered valid upon the moment of its subscription.


BUYERS:


Deputy  Director  General


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                             \Dzhan  Len  Bo\